Exhibit No. 23.2



                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-45057) and related Prospectus of MEDTOX Scientific, Inc. (formerly EDITEK, Inc.) for the registration of 775,363 shares of its common stock and to the incorporation by reference therein of our report dated February 21, 1997, except for Note 12, as to which the date is July 18, 1997, with respect to the consolidated financial statements and financial statement schedule of MEDTOX Scientific, Inc. included in its Annual Report (Form 10-K/A-2) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                                    /s/ Ernst & Young LLP


Minneapolis, Minnesota
February 4, 1998